Exhibit 99.1 NEWS RELEASE

Ocean Power Technologies Announces Complimentary New Products

Rapid, Low-Cost Development of New Products to Address Customer Demand

Initiatives to Strengthen Industry Reach and Further Revenue Generation

Monroe Township, N.J., November 6, 2018 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced the expansion of their suite of complimentary products that leverage the core technology of the PowerBuoy™, which include subsea batteries and a hybrid (liquid-fueled) PowerBuoy™.

George H. Kirby, President and Chief Executive Officer of OPT, commented, “Our team has been working diligently to identify opportunities to leverage our technologies to address the needs of current and potential customers in subsea environments. These new product offerings provide OPT with the means to better serve customers by expanding its product and service offerings. In addition, this allows us the opportunity to have broader discussions during each customer visit, providing more comprehensive solutions and further establishing our credibility and our ability to address each unique market.”

“Our new products, subsea batteries and the hybrid PowerBuoy™, along with our existing PB3 PowerBuoyTM and backed by our existing support services, provide more comprehensive solutions that can meet the needs of more customers requiring reliable power and communications in their subsea work across the globe.”

Subsea Batteries

OPT’s entry into the subsea battery market presents a complementary product to the PB3. Given OPT’s expertise in offshore energy storage systems from existing PB3 technology, the subsea batteries will provide an opportunity for OPT to differentiate through technical, cost and delivery leadership. The specialized knowledge required of pressure regulated battery solutions can create a significant barrier to entry, thus potentially making the probability of new entrants quite low.

Subsea batteries create a sea floor energy storage solution for remote offshore operations. These subsea batteries use lithium ion batteries (often replacing traditional lead acid batteries) to supply power that can enable subsea equipment, sensors, communications and autonomous underwater vehicles (AUV) and electric remotely operated vehicles (eROV) recharge. OPT’s PB3 PowerBuoyTM is complimentary to subsea batteries by providing a means for recharging during longer term deployments, or the batteries can be used independently for shorter term deployments. Ideal for many remote offshore customer applications, these subsea batteries are anticipated to be high performance, cost-efficient, and quickly deployable. Although OPT’s subsea battery solutions are currently under development, OPT has already begun marketing its subsea battery solutions to potential customers around the world and anticipates quoting to customers as early as the first quarter of calendar year 2019. For more information on our subsea battery technology, please visit www.oceanpowertechnologies.com in the coming weeks for details.

Hybrid PowerBuoy™

The hybrid PowerBuoy™ will be a smaller liquid-fueled surface buoy, with significant energy storage and capable of providing reliable power in remote offshore locations. This product is to be highly complementary to the PB3 PowerBuoy™ by providing OPT the opportunity to address a broader spectrum of customer deployment needs, with the potential for greater OPT integration within each customer project. It is primarily intended for shorter term deployment applications such as eROV and AUV inspections and short-term maintenance, topside surveillance and communications, and subsea equipment power purposes.

The hybrid PowerBuoy™ will be a light weight and quickly deployable option specially designed as a cost-effective solution. It will have a high payload capacity for communications and surveillance, with the capability of being tethered to subsea payloads and battery packs, and/or PB3 PowerBuoys™, or with a conventional anchor mooring system. The hybrid PowerBuoy™ will be designed to outperform traditional diesel buoys, which we believe have more frequent service and refueling intervals. We believe the hybrid PowerBuoy™ will be able to operate for years without service, with no internal combustion engine, using environmentally safer and more robust fuels, while operating in a wider temperature range than diesel buoys. Although OPT’s hybrid PowerBuoy™ is currently being developed, OPT has already begun marketing it to potential customers around the world and anticipates quoting to customers as early as the first half of calendar year 2019. For more information on our hybrid PowerBuoy™, please visit www.oceanpowertechnologies.com in the coming weeks for details.

Support Services

OPT continues to offer customers a comprehensive range of support services that meet their specific needs, with a focus on lowering operational costs and improving efficiency. These support services include innovation services, remote monitoring, extended service agreements, customization and pre-packaged payload options, engineering-design-testing services, mooring design, and marine services. These same support services will be extended to the new subsea battery solution and hybrid PowerBuoy™ products.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PB3 PowerBuoy™ uses ocean waves to provide clean and reliable electric power and real-time data communications for remote offshore applications in markets such as oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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Investor Relations Contact:

Michael Porter, President

Porter, LeVay & Rose

Email: ocean@plrinvest.com

Phone: 212-564-4700

Business Development Contact:

Matthew May

Vice President, Global Business Development

Email: mmay@oceanpowertech.com

Phone: 609-730-0400